Exhibit 99.2

For Immediate News Release

April 30, 2013

AVALONBAY COMMUNITIES, INC. ANNOUNCES

FIRST QUARTER 2013 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended March 31, 2013 was $75,427,000.  This resulted in Earnings per Share – diluted (“EPS”) of $0.63 for the quarter ended March 31, 2013, compared to EPS of $0.60 for the comparable period of 2012, an increase of 5.0%.

The increase in EPS for the quarter ended March 31, 2013 over the prior year period is due primarily to community sales and related gains in 2013 not present in 2012, and an increase in Net Operating Income (“NOI”) from the Archstone Acquisition (as defined in this release) and existing and newly developed communities.  This increase is offset partially by acquisition costs and increased depreciation associated with the Archstone Acquisition.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended March 31, 2013 decreased 39.1% to $0.78 from $1.28 for the comparable period of 2012.  Adjusting for non-routine items as detailed in Attachment 13, including the impact of prefunding the Archstone Acquisition, FFO per share for the three months ended March 31, 2013 would have increased by 17.1% over the prior year period.

The following table compares the Company’s first quarter 2013 actual results to its January 2013 outlook:

First Quarter 2013 Results Comparison to January 2013 Outlook

Per Share

FFO loss per share Q1 2013 - January 2013 Outlook (1)	$(0.64)

Change in Archstone Acquisition related costs (2)	0.88
Interest rate contract & other (3)	0.50
Community NOI, including Archstone	0.04

FFO per share Q1 2013 reported results	$0.78

(1) Represents the mid-point of the Company’s Q1 2013 outlook. (2) See Archstone Acquisition discussion on page two of this release for details. (3) Recognition of swap settlement deferred to Q4 2013.

Commenting on the Company’s results, Tim Naughton, CEO and President, said, “This quarter we completed, along with our partner, the acquisition of Archstone while posting adjusted FFO growth of 17%. This growth was driven by portfolio operations, as Same Store NOI was up over 5 1/2%, as well as strong leasing performance from our development communities, where rents and leasing velocity exceeded our initial expectations.”

Operating Results for the Quarter Ended March 31, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $60,872,000, or 23.9% to $315,359,000.  For Established Communities, rental revenue increased 4.9%, attributable to increases in Average Rental Rates of 4.7% and Economic Occupancy of 0.2%. As a result, total revenue for Established Communities increased $9,655,000 to $205,822,000. Operating expenses for Established Communities increased $2,034,000, or 3.3%, to $62,801,000. Accordingly, NOI for Established Communities increased by 5.6%, or $7,621,000, to $143,021,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter of 2013 compared to the first quarter of 2012:

Q1 2013 Compared to Q1 2012

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	3.2%	6.0%	1.7%	16.5%
Metro NY/NJ	4.9%	3.6%	5.5%	28.9%
Mid-Atlantic	1.5%	1.3%	1.6%	14.6%
Pacific NW	8.9%	5.9%	10.5%	4.4%
No. California	8.7%	0.6%	11.6%	19.0%
So. California	4.5%	1.6%	5.9%	16.6%
Total	4.9%	3.3%	5.6%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

Development Pipeline Activity

During the first quarter of 2013, the Company added ten Development Rights, consisting of six Development Rights acquired as part of the Archstone Acquisition, and four Development Rights sourced from the Company’s existing investment activities.  The Development Rights acquired as part of the Archstone Acquisition, if developed as expected, will contain 2,064 apartment homes and will be developed for a Total Capital Cost of $724,000,000.  The four Development Rights sourced from the Company’s existing investment activities, if developed as expected, will contain 1,076 apartment homes and will be developed for a Total Capital Cost of $312,000,000.

The Company acquired seven land parcels during the quarter ended March 31, 2013 for an aggregate purchase price of approximately $81,800,000, including six land parcels acquired as part of the Archstone Acquisition.  The Company anticipates starting construction on four of these land parcels in the next twelve months.

Development Construction Activity

During the first quarter of 2013, the Company started the construction of two communities:  AVA Stuart Street, located in Boston, MA, and Avalon Huntington Station, located in Huntington Station, NY.  These two communities will contain 701 apartment homes when completed and will be developed for an estimated Total Capital Cost of $259,000,000.

During the first quarter of 2013, the Company completed the development of three communities:  Avalon Garden City, located in Garden City, NY, Avalon Park Crest, located in Tysons Corner, VA and AVA H Street, located in Washington, DC.  These three communities contain 696 apartment homes and were constructed for an aggregate Total Capital Cost of $179,000,000.

As part of the Archstone Acquisition, the Company acquired five apartment communities under construction and one apartment community in lease-up.  The communities under construction include Archstone Toscano in Houston, TX; Archstone Parkland Gardens in Arlington, VA; Archstone Memorial Heights Phase I in Houston, TX; Archstone West Valley Expansion in San Jose, CA and Archstone Berkeley on Addison in Berkeley, CA; and are expected to contain an aggregate of 1,198 apartment homes and are being constructed for an estimated Total Capital Cost of $281,900,000.

Archstone First & M Phase I, located in Washington DC, was completed in a prior quarter and is currently in lease-up.  This community contains 469 apartment homes and was acquired for a Total Capital Cost of $200,000,000.

Redevelopment Activity

During the first quarter of 2013, the Company completed the redevelopment of two communities under its eaves brand.  These communities contain 581 apartment homes and were redeveloped for an aggregate Total Capital Cost of $18,800,000, excluding costs incurred prior to redevelopment.

Archstone Acquisition

As previously disclosed, on February 27, 2013, the Company and Equity Residential acquired all of the assets and assumed all of the liabilities of Archstone Enterprise LP (“Archstone,” which has since changed its name to Jupiter Enterprise LP). Under the terms of the agreements related to this transaction, the Company acquired approximately 40% of Archstone’s assets and liabilities consisting primarily of direct and indirect interests in 64 operating communities, six communities currently under development and/or in lease-up, and interests in Development Rights and certain other joint ventures (the “Archstone Acquisition”).

As consideration, the Company issued 14,889,706 shares of its common stock, assumed $3,512,000,000 principal amount of consolidated secured indebtedness, paid $749,000,000 in cash consideration and assumed certain other of Archstone’s liabilities.  Concurrent with the closing of the transaction, the Company repaid $1,478,000,000 principal amount of the indebtedness assumed.

The Company’s results for the three months ended March 31, 2013 include approximately $69,271,000 in acquisition costs related to the Archstone Acquisition.  The following table details the components of the lower than expected expensed acquisition costs for the first quarter of 2013:

First Quarter 2013 Results Change in Archstone Expensed Acquisition Costs

Per Share

Change in accounting classification	(0.36)
Cost Savings	(0.35)
Costs expected to be recognized later in 2013	(0.17)

Total change in expensed Archstone Acquistion costs 1Q 2013	$(0.88)

Disposition Activity

During the first quarter of 2013, the Company sold Avalon at Decoverly located in Rockville, MD.  The community contains 564 apartment homes and was sold for $135,250,000.  The disposition resulted in a gain in accordance with GAAP of $84,491,000 and an Economic Gain of $62,641,000.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

In March 2013, the Company also sold two apartment communities that were acquired as part of the Archstone Acquisition.  Crystal House and Crystal House II are located in Arlington, VA, contain an aggregate of 827 apartment homes and were sold for $197,150,000.

During the first quarter of 2013, AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold Avalon Yerba Buena, located in San Francisco, CA.  This community contains 160 apartment homes and 32,000 square feet of retail space, and was sold for $103,000,000.

Also during the first quarter of 2013, AvalonBay Value Added Fund II, L.P. (“Fund II”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31%, sold Avalon Rothbury, located in Gaithersburg, MD.  Avalon Rothbury contains 205 apartment homes and was sold for $39,600,000.

The Company’s aggregate share of the gain in accordance with GAAP for the dispositions by Fund I and Fund II was $9,352,000.

Financing, Liquidity and Balance Sheet Statistics

At March 31, 2013, the Company had no amounts outstanding under its $1,300,000,000 unsecured credit facility.

At March 31, 2013, the Company had $541,106,000 in unrestricted cash and cash in escrow.

Debt Assumption and Repayment Activity

In addition to the net debt assumed as consideration for the Archstone Acquisition in February 2013, the Company had the following debt activity through the date of this release.

In March 2013, the Company repaid $100,000,000 principal amount of its 4.95% coupon unsecured notes pursuant to their scheduled maturity.

In April 2013, the Company repaid a 4.69% fixed-rate, secured mortgage note in the amount of $170,125,000 pursuant to its scheduled maturity.

Second Quarter 2013 and Full Year Financial Outlook

For the second quarter of 2013, the Company expects EPS in the range of $0.04 to $0.08 and expects Projected FFO per share in the range of $1.49 to $1.53.

For the full year 2013, the Company expects EPS in the range of $1.37 to $1.67 and expects Projected FFO per share in the range of $4.98 to $5.28.

The Company’s results of operations for the first quarter 2013 and its outlook for the balance of 2013 include certain non-routine items, detailed further in the following table:

	Actual	Projected
	Q1 2013	Q2 2013	FY 2013

FFO per share (1)	$ 0.78	$ 1.51	$ 5.13
Non-routine items (2):
Acquisition costs (3)	0.58	0.06	0.69
Interest rate hedge	(0.01)	-	0.42
Other	0.01	0.01	0.05
FFO per share excluding non-routine items	$ 1.36	$ 1.58	$ 6.29

(1) For Projected FFO per share, represents the mid-point of the Company's Outlook.
(2) Additional detail for non-routine items incurred in Q1 2013 is provided in Attachment 13.
(3) Relates primarily to costs for the Archstone Acquisition.

Second Quarter 2013 Conference/Event Schedule

The Company is scheduled to participate in the NAREIT Investor Forum in Chicago, IL, from June 5-7, 2013 and host an Investor Day in Washington, D.C. on June 26, 2013.  The Company will present and conduct a question and answer session at the events.  Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company.  Details on how to access a webcast of the Company’s presentations will be available in advance of the conference event and Investor Day at the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on May 1, 2013 at 2:00 PM ET to review and answer questions about this release, its first quarter 2013 results, the Attachments (described below) and related matters. To participate on the call, dial 877-510-2397 domestically and 763-416-6924 internationally and use conference id: 34120286.

To hear a replay of the call, which will be available from May 1, 2013 at 6:00 PM ET to May 7, 2013 at 11:59 PM ET, dial 855-859-2056 domestically and 404-537-3406 internationally, and use conference id: 34120286. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of March 31, 2013, the Company owned or held a direct or indirect ownership interest in 272 apartment communities containing 81,279 apartment homes in twelve states and the District of Columbia, of which 27 communities were under construction and five communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 1-703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; we may not be able to integrate the assets and operations acquired in the Archstone Acquisition in a manner consistent with our assumptions and/or we may fail to achieve expected efficiencies and synergies; we may encounter liabilities related to the Archstone Acquisition for which we may be responsible that were unknown to us at the time we completed the Archstone Acquisition or at the time of this press release; and our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected second quarter and full year 2013 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.”  Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay
COMMUNITIES, INC.

FIRST QUARTER 2013
Supplemental Operating and Financial Data

Avalon Fort Greene
Brooklyn, NY

AVA H Street
Washington, DC

eaves Rancho Penasquitos
San Diego, CA

AvalonBay offers three distinct brands – Avalon, AVA and eaves by Avalon - each targeted to different customer segments with unique needs and preferences. This expanded brand portfolio will help us reach new customers and better serve our existing residents.

FIRST QUARTER 2013

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Financial and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6
Operating Expenses (“Opex”) (Established Communities)	Attachment 7

Development, Redevelopment, Acquisition and Disposition Profile
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Summary of Disposition Activity	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 13

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate.  In particular, development or redevelopment opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected profitability; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1

AvalonBay Communities, Inc.

Selected Financial and Other Information

March 31, 2013

(Dollars in thousands except per share data)

(unaudited)

SELECTED FINANCIAL INFORMATION

	Q1	Q1
	2013	2012	% Change

Net income attributable to common stockholders	$75,427	$57,758	30.6%

Per common share - basic	$0.63	$0.61	3.3%
Per common share - diluted	$0.63	$0.60	5.0%

Funds from Operations	$93,536	$121,971	(23.3%)
Per common share - diluted	$0.78	$1.28	(39.1%)

Dividends declared - common	$138,439	$92,481	49.7%
Per common share	$1.07	$0.97	10.3%

Common shares outstanding	129,382,118	95,341,319	35.7%
Outstanding operating partnership units	7,500	7,500	0.0%
Total outstanding shares and units	129,389,618	95,348,819	35.7%

Average shares and participating securities outstanding - basic	119,901,177	95,274,494	25.8%

Weighted shares - basic	119,680,510	94,855,266	26.2%
Average operating partnership units outstanding	7,500	7,500	0.0%
Effect of dilutive securities	423,118	791,013	(46.5%)
Average shares outstanding - diluted	120,111,128	95,653,779	25.6%

DEBT COMPOSITION AND MATURITIES	CAPITALIZED COSTS

		Average						Non-Rev
		Interest	Remaining			Cap	Cap	Capex
Debt Composition (1)	Amount	Rate (2)	Maturities (1)			Interest	Overhead	per Home

Conventional Debt			2013	$ 283,918	Q113	$13,139	$7,944	$99
Long-term, fixed rate	$4,581,971		2014	$ 169,527	Q412	$12,107	$6,534	$203
Long-term, variable rate	113,172		2015	$ 921,721	Q312	$12,504	$6,670	$119
Variable rate facility (3)	--		2016	$ 284,737	Q212	$12,625	$6,682	$92
Subtotal, Conventional	4,695,143	5.3%	2017	$ 980,095	Q112	$12,320	$6,627	$52

Tax-Exempt Debt				COMMUNITY INFORMATION
Long-term, fixed rate	143,570
Long-term, variable rate	945,795
Subtotal, Tax-Exempt	1,089,365	2.7%						Apartment
							Communities (4)	Homes (4)
Total Debt	$5,784,508	4.9%			Current Communities		245	73,477
					Development Communities		27	7,802
					Development Rights		42	12,040

(1) The Company has the option to extend the maturity date of $497,922 and $692,191 principal amount of indebtedness currently scheduled to mature in 2015 and 2017, respectively. The extension options provide the Company the ability, for a fee, to elect a revised maturity ranging from two to 15 years beyond the current maturity.

(2) Includes costs of financing such as credit enhancement fees, trustees’ fees, the impact of interest rate hedges and mark-to-market adjustments.

(3) Represents the Company’s $1.3 billion unsecured credit facility, under which no amounts were drawn at March 31, 2013.

(4) Community and apartment home count excludes real estate held in joint ventures with Equity Residential formed in conjunction with the Archstone Acquisition.

Attachment 2

AvalonBay Communities, Inc.

Detailed Operating Information

March 31, 2013

(Dollars in thousands except per share data)

(unaudited)

	Q1	Q1
	2013	2012	% Change
Revenue:
Rental and other income	$309,859	$243,483	27.3%
Management, development and other fees	2,272	2,549	(10.9%)

Total	312,131	246,032	26.9%

Operating expenses:
Direct property operating expenses, excluding property taxes	61,634	52,293	17.9%
Property taxes	32,963	23,887	38.0%
Property management and other indirect operating expenses	11,322	10,582	7.0%

Total operating expenses	105,919	86,762	22.1%

Interest expense, net	(38,174)	(33,626)	13.5%
Loss on extinguishment of debt, net	--	(1,179)	--
General and administrative expense	(10,039)	(9,710)	3.4%
Joint venture income/(loss) (1)	(18,564)	2,175	(953.5%)
Investments and investment management expense	(1,015)	(1,446)	(29.8%)
Expensed acquisition, development and other pursuit costs (1)	(40,059)	(239)	16,661.1%
Depreciation expense	(109,829)	(61,571)	78.4%

Income/(loss) from continuing operations	(11,468)	53,674	(121.4%)

Discontinued operations:
Income from discontinued operations (2)	2,446	3,935	(37.8%)
Gain on sale of real estate	84,491	--	--

Total discontinued operations	86,937	3,935	2,109.3%

Net income	75,469	57,609	31.0%
Net (income) loss attributable to redeemable noncontrolling interests	(42)	149	(128.2%)

Net income attributable to common stockholders	$75,427	$57,758	30.6%

Net income attributable to common stockholders per common share - basic	$0.63	$0.61	3.3%

Net income attributable to common stockholders per common share - diluted	$0.63	$0.60	5.0%

(1)

Amounts for the three months ended March 31, 2013 include an aggregate of $69,271 of Archstone Acquisition related costs of which $29,457 are included as a component of Joint venture income/(loss). For the three months ended March 31, 2013 and March 31, 2012, Joint venture income/(loss) includes gains of $9,352 and $1,086, respectively, related to the sale of unconsolidated communities.

(2)

Reflects net income for investments in real estate classified as discontinued operations as of March 31, 2013 and investments in real estate sold during the period from January 1, 2012 through March 31, 2013. The following table details income from discontinued operations for the periods shown:

	Q1	Q1
	2013	2012

Rental income	$3,228	$8,455
Operating and other expenses	(782)	(2,699)
Interest expense, net	--	(80)
Depreciation expense	--	(1,741)

Income from discontinued operations	$2,446	$3,935

Attachment 3

AvalonBay Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(unaudited)

	March 31,	December 31,
	2013	2012

Real estate	$14,794,834	$8,882,175
Less accumulated depreciation	(2,143,581)	(2,034,364)

Net operating real estate	12,651,253	6,847,811
Construction in progress, including land	1,003,898	802,883
Land held for development	359,029	316,037
Operating real estate assets held for sale, net	--	48,388

Total real estate, net	14,014,180	8,015,119

Cash and cash equivalents	458,753	2,733,618
Cash in escrow	82,353	50,033
Resident security deposits	27,313	24,748
Other assets	604,765	336,560

Total assets	$15,187,364	$11,160,078

Unsecured notes, net	$1,845,961	$1,945,798
Unsecured facility	--	--
Notes payable	4,082,328	1,905,235
Resident security deposits	46,755	38,626
Liabilities related to assets held for sale	--	706
Other liabilities	532,663	421,892

Total liabilities	$6,507,707	$4,312,257

Redeemable noncontrolling interests	20,769	7,027

Equity	8,658,888	6,840,794

Total liabilities and equity	$15,187,364	$11,160,078

Attachment 4

AvalonBay Communities, Inc.

Sequential Operating Information by Business Segment (1)

March 31, 2013

(Dollars in thousands)

(unaudited)

	Total	Quarter Ended	Quarter Ended
	Homes	March 31, 2013	December 31, 2012

RENTAL REVENUE
Established (2)	33,679	$205,744	$205,011
Other Stabilized (excluding Archstone) (2) (3)	7,267	45,247	43,127
Other Stabilized - Archstone (2) (4)	17,596	35,350	N/A
Redevelopment (2)	3,546	17,650	17,484
Development (2)	8,967	5,498	2,689
Total Consolidated Communities	71,055	$309,489	$268,311

OPERATING EXPENSE
Established		$62,801	$62,396
Other Stabilized (excluding Archstone)		11,679	13,340
Other Stabilized - Archstone (4)		11,108	N/A
Redevelopment		4,824	4,931
Development		2,362	1,254
Total Consolidated Communities		$92,774	$81,921

NOI (2)
Established		$143,021	$142,695
Other Stabilized (excluding Archstone)		31,823	30,260
Other Stabilized - Archstone (4)		24,420	N/A
Redevelopment		12,851	12,578
Development		3,138	1,435
Total Consolidated Communities		$215,253	$186,968

AVERAGE REVENUE PER OCCUPIED HOME
Established		$2,116	$2,107
Other Stabilized (excluding Archstone)		2,139	2,067
Other Stabilized - Archstone (4)		2,115	N/A
Redevelopment		1,725	1,714
Development (5)

ECONOMIC OCCUPANCY
Established		96.2%	96.3%
Other Stabilized (excluding Archstone)		96.3%	95.0%
Other Stabilized - Archstone (4)		95.0%	N/A
Redevelopment		96.2%	95.9%
Development (6)		53.0%	39.4%

STABILIZED COMMUNITIES TURNOVER
Current Year Period / Prior Year Period (7)		41.5% / 43.9%	45.4% / 46.0%

(1)          Excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)          See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)          Results for these communities for quarters prior to January 1, 2013 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(4)          Results for the Archstone apartment communities for the quarter ended March 31, 2013 include one month and one day of operations.

(5)          For per home rent projections for Development Communities currently under construction and/or in lease-up see Attachment #8, Development Communities.

(6)          Economic Occupancy for Development Communities is calculated based on the communities currently generating revenue.  For detail of occupancy rates for communities under construction, and communities for which construction has completed, but the community has not yet reached stabilized occupancy, see Attachment #8, Development Communities.

(7)          Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for communities with stabilized occupancy for the respective reporting period.

Attachment 5

AvalonBay Communities, Inc.

Quarterly Revenue and Occupancy Changes - Established Communities (1)

March 31, 2013

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Q1 13	Q1 12	% Change	Q1 13	Q1 12	% Change	Q1 13	Q1 12	% Change
New England
Boston, MA	5,070	$2,067	$1,999	3.4%	95.9%	95.3%	0.6%	$30,142	$28,986	4.0%
Fairfield-New Haven, CT	2,420	2,078	2,046	1.6%	96.1%	96.0%	0.1%	14,506	14,269	1.7%
New England Average	7,490	2,071	2,016	2.7%	96.0%	95.5%	0.5%	44,648	43,255	3.2%

Metro NY/NJ
New York City, NY	2,196	3,438	3,247	5.9%	96.2%	95.7%	0.5%	21,782	20,478	6.4%
New York - Suburban	3,066	2,410	2,313	4.2%	96.9%	96.3%	0.6%	21,486	20,494	4.8%
New Jersey	3,154	1,974	1,905	3.6%	96.1%	96.4%	(0.3%)	17,958	17,383	3.3%
Metro NY/NJ Average	8,416	2,515	2,404	4.6%	96.4%	96.1%	0.3%	61,226	58,355	4.9%

Mid-Atlantic
Washington Metro	4,443	1,956	1,913	2.2%	96.0%	96.7%	(0.7%)	25,034	24,657	1.5%
Mid-Atlantic Average	4,443	1,956	1,913	2.2%	96.0%	96.7%	(0.7%)	25,034	24,657	1.5%

Pacific Northwest
Seattle, WA	2,387	1,652	1,513	9.2%	96.0%	96.3%	(0.3%)	11,354	10,426	8.9%
Pacific Northwest Average	2,387	1,652	1,513	9.2%	96.0%	96.3%	(0.3%)	11,354	10,426	8.9%

Northern California
San Jose, CA	2,148	2,324	2,146	8.3%	96.1%	95.9%	0.2%	14,396	13,270	8.5%
Oakland-East Bay, CA	2,268	1,843	1,710	7.8%	96.2%	95.4%	0.8%	12,063	11,105	8.6%
San Francisco, CA	1,264	2,779	2,542	9.3%	96.0%	96.4%	(0.4%)	10,120	9,291	8.9%
Northern California Average	5,680	2,233	2,059	8.5%	96.1%	95.9%	0.2%	36,579	33,666	8.7%

Southern California
Los Angeles, CA	2,985	1,828	1,761	3.8%	97.1%	96.2%	0.9%	15,889	15,174	4.7%
Orange County, CA	1,483	1,692	1,610	5.1%	95.5%	96.3%	(0.8%)	7,186	6,889	4.3%
San Diego, CA	795	1,661	1,623	2.4%	96.6%	94.9%	1.7%	3,828	3,679	4.1%
Southern California Average	5,263	1,764	1,698	3.9%	96.6%	96.0%	0.6%	26,903	25,742	4.5%
Average/Total Established	33,679	$2,116	$2,021	4.7%	96.2%	96.0%	0.2%	$205,744	$196,101	4.9%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2012 such that a comparison of 2012 to 2013 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.8% between years.

Attachment 6

AvalonBay Communities, Inc.

*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities

March 31, 2013

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000’s)

		Q1 13	Q4 12	% Change	Q1 13	Q4 12	% Change	Q1 13	Q4 12	% Change
New England
Boston, MA	5,070	$2,067	$2,075	(0.4%)	95.9%	96.1%	(0.2%)	$30,142	$30,322	(0.6%)
Fairfield-New Haven, CT	2,420	2,078	2,085	(0.3%)	96.1%	96.5%	(0.4%)	14,506	14,605	(0.7%)
New England Average	7,490	2,071	2,077	(0.3%)	96.0%	96.3%	(0.3%)	44,648	44,927	(0.6%)

Metro NY/NJ
New York City, NY	2,196	3,438	3,423	0.4%	96.2%	96.0%	0.2%	21,782	21,649	0.6%
New York - Suburban	3,066	2,410	2,384	1.1%	96.9%	96.9%	0.0%	21,486	21,251	1.1%
New Jersey	3,154	1,974	1,947	1.4%	96.1%	97.1%	(1.0%)	17,958	17,894	0.4%
Metro NY/NJ Average	8,416	2,515	2,491	1.0%	96.4%	96.6%	(0.2%)	61,226	60,794	0.7%

Mid-Atlantic
Washington Metro	4,443	1,956	1,954	0.1%	96.0%	95.8%	0.2%	25,034	24,948	0.3%
Mid-Atlantic Average	4,443	1,956	1,954	0.1%	96.0%	95.8%	0.2%	25,034	24,948	0.3%

Pacific Northwest
Seattle, WA	2,387	1,652	1,637	0.9%	96.0%	95.7%	0.3%	11,354	11,223	1.2%
Pacific Northwest Average	2,387	1,652	1,637	0.9%	96.0%	95.7%	0.3%	11,354	11,223	1.2%

Northern California
San Jose, CA	2,148	2,324	2,311	0.6%	96.1%	95.2%	0.9%	14,396	14,185	1.5%
Oakland-East Bay, CA	2,268	1,843	1,816	1.5%	96.2%	96.6%	(0.4%)	12,063	11,930	1.1%
San Francisco, CA	1,264	2,779	2,771	0.3%	96.0%	96.7%	(0.7%)	10,120	10,161	(0.4%)
Northern California Average	5,680	2,233	2,216	0.8%	96.1%	96.1%	0.0%	36,579	36,276	0.8%

Southern California
Los Angeles, CA	2,985	1,828	1,815	0.7%	97.1%	97.2%	(0.1%)	15,889	15,794	0.6%
Orange County, CA	1,483	1,692	1,695	(0.2%)	95.5%	95.8%	(0.3%)	7,186	7,219	(0.5%)
San Diego, CA	795	1,661	1,663	(0.1%)	96.6%	96.5%	0.1%	3,828	3,829	0.0%
Southern California Average	5,263	1,764	1,757	0.4%	96.6%	96.7%	(0.1%)	26,903	26,842	0.2%

Average/Total Established	33,679	$2,116	$2,106	0.5%	96.2%	96.3%	(0.1%)	$205,744	$205,010	0.4%

(1) Reflects the effect of concessions amortized over the average lease term.

Attachment 7

AvalonBay Communities, Inc.

Operating Expenses (“Opex”) - Established Communities (1)

March 31, 2013

(Dollars in thousands)

(unaudited)

				Q1 2013
	Q1	Q1		% of
	2013	2012	% Change	Total Opex

Property taxes (2)	$21,396	$19,764	8.3%	34.1%
Payroll (3)	14,320	14,553	(1.6%)	22.8%
Repairs & maintenance	9,417	9,429	(0.1%)	15.0%
Utilities (4)	7,248	6,766	7.1%	11.5%
Office operations (5)	6,775	7,078	(4.3%)	10.8%
Insurance (6)	2,225	1,687	31.9%	3.5%
Marketing	1,420	1,490	(4.7%)	2.3%
Total Established Communities Operating Expenses (7)	$62,801	$60,767	3.3%	100.0%

(1) See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2) Property taxes increased for the three months ended March 31, 2013 primarily due to increases in rates and assessments, particularly in Washington state and Metro Washington, DC along with refunds received in Q1 2012 that were not received in Q1 2013.

(3) Payroll includes expenses directly related to on-site operations.  The reduction for the three months ended March 31, 2013 relates to reduced health insurance claims, which vary from quarter to quarter.

(4) Utilities represents aggregate utility costs, net of resident reimbursements.  The increase for the three months ended March 31, 2013 over the prior year period is attributable to an increase in rates for steam and electricity, particularly in the Northeast.

(5) Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decrease for the three months ended March 31, 2013 from the prior year period is due primarily to an adjustment to amounts due under a long term ground lease.

(6) Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims proceeds. The increase over the prior year period is due primarily to the policy renewals for property, general liability and worker’s compensation, as well as the timing of claims.  Insurance costs can exhibit volatility given the timing difference between estimated and actual claims activity.

(7) Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support related expenses.

Attachment 8

AvalonBay Communities, Inc.

Development Communities as of March 31, 2013

Community Information		Number	Total	Schedule				Avg Rent	%	%	%	%
		of	Capital				Stabilized	Per	Complete	Leased	Occupied	Economic
		Apt	Cost		Initial		Operations	Home				Occ.
Development Name	Location	Homes	(millions) (1)	Start	Occupancy	Complete	(1)	(1)	As of April 19, 2013			Q1 '13 (1)

Under Construction:

1. Avalon Irvine II	Irvine, CA	179	$ 46.2	Q3 2011	Q4 2012	Q2 2013	Q4 2013	$ 1,950	100.0%	71.5%	69.3%	36.4%
2. Avalon Somerset	Somerset, NJ	384	78.5	Q4 2011	Q3 2012	Q4 2013	Q2 2014	1,925	26.3%	43.0%	26.0%	27.9%
3. AVA Ballard (2)	Seattle, WA	265	65.1	Q3 2011	Q1 2013	Q3 2013	Q1 2014	1,875	24.9%	32.8%	14.0%	3.6%
4. Avalon Shelton III	Shelton, CT	250	47.9	Q3 2011	Q1 2013	Q3 2013	Q1 2014	1,745	31.2%	14.8%	5.6%	0.9%
5. Archstone Toscano	Houston, TX	474	90.2	Q2 2011	Q1 2013	Q4 2013	Q2 2014	1,850	24.7%	22.8%	21.9%	19.5%
6. Avalon Natick	Natick, MA	407	82.0	Q4 2011	Q1 2013	Q2 2014	Q4 2014	1,920	30.5%	26.3%	8.8%	1.2%
7. Avalon Hackensack	Hackensack, NJ	226	46.4	Q3 2011	Q2 2013	Q4 2013	Q2 2014	2,555	15.5%	15.9%	2.2%	0.0%
8. Avalon at Wesmont Station II	Wood-Ridge, NJ	140	24.8	Q3 2012	Q2 2013	Q4 2013	Q2 2014	2,065	24.3%	23.6%	6.4%	0.0%
9. Avalon Exeter	Boston, MA	187	120.0	Q2 2011	Q3 2013	Q2 2014	Q4 2014	4,335	-	-	-	-
10. Avalon West Chelsea/AVA High Line (2)	New York, NY	715	276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	3,300	-	-	-	-
11. Avalon Mosaic	Tysons Corner, VA	531	120.9	Q1 2012	Q4 2013	Q3 2014	Q1 2015	1,930	-	-	-	-
12. Avalon East Norwalk	Norwalk, CT	240	45.5	Q2 2012	Q2 2013	Q1 2014	Q3 2014	1,840	-	-	-	-
13. Avalon Dublin Station II	Dublin, CA	255	76.0	Q2 2012	Q4 2013	Q2 2014	Q4 2014	2,080	-	-	-	-
14. Avalon/AVA Assembly Row	Somerville, MA	448	113.5	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,310	-	-	-	-
15. AVA University District (2)	Seattle, WA	283	76.7	Q2 2012	Q4 2013	Q3 2014	Q1 2015	1,760	-	-	-	-
16. Avalon Bloomingdale	Bloomingdale, NJ	174	32.2	Q3 2012	Q3 2013	Q1 2014	Q3 2014	1,955	-	-	-	-
17. Avalon Morrison Park	San Jose, CA	250	79.7	Q3 2012	Q1 2014	Q3 2014	Q1 2015	2,560	-	-	-	-
18. AVA 55 Ninth	San Francisco, CA	273	123.3	Q3 2012	Q2 2014	Q4 2014	Q2 2015	3,160	-	-	-	-
19. Avalon Ossining	Ossining, NY	168	37.4	Q4 2012	Q2 2014	Q3 2014	Q1 2015	2,140	-	-	-	-
20. AVA Little Tokyo (2)	Los Angeles, CA	280	109.8	Q4 2012	Q3 2014	Q2 2015	Q4 2015	2,750	-	-	-	-
21. Avalon Wharton	Wharton, NJ	248	55.6	Q4 2012	Q1 2015	Q3 2015	Q1 2016	2,025	-	-	-	-
22. Avalon Huntington Station	Huntington Station, NY	303	83.3	Q1 2013	Q2 2014	Q1 2015	Q3 2015	2,470	-	-	-	-
23. AVA Stuart Street	Boston, MA	398	175.7	Q1 2013	Q1 2015	Q3 2015	Q1 2016	3,750	-	-	-	-
24. Archstone Parkland Gardens	Arlington, VA	228	87.2	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,860	-	-	-	-
25. Archstone Memorial Heights Phase I	Houston, TX	318	54.9	Q3 2012	Q1 2014	Q3 2014	Q1 2015	1,790	-	-	-	-
26. Archstone West Valley Expansion	San Jose, CA	84	19.4	Q4 2012	Q1 2014	Q1 2014	Q3 2014	2,300	-	-	-	-
27. Archstone Berkeley on Addison	Berkeley, CA	94	30.2	Q3 2012	Q2 2014	Q3 2014	Q4 2014	2,415	-	-	-	-
Subtotal / Weighted Average		7,802	$ 2,198.5					$ 2,385

Completed this Quarter:

1. Avalon Garden City	Garden City, NY	204	$ 68.7	Q2 2011	Q2 2012	Q1 2013	Q2 2013	$ 3,285	100.0%	99.0%	98.5%	88.6%
2. Avalon Park Crest	Tysons Corner, VA	354	77.0	Q4 2010	Q3 2012	Q1 2013	Q3 2013	2,070	100.0%	79.9%	74.6%	63.8%
3. AVA H Street	Washington, D.C.	138	33.3	Q4 2011	Q4 2012	Q1 2013	Q3 2013	2,230	100.0%	69.6%	52.9%	24.5%
Subtotal / Weighted Average		696	$ 179.0					$ 2,455
Total / Weighted Average		8,498	$ 2,377.5					$ 2,390

Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.7%

Non-Stabilized Development Communities Completed in Prior Quarters (3):

1. Avalon Andover	Andover, MA	115	$ 26.6	Q2 2011	Q2 2012	Q2 2012	Q1 2013	$ 1,880	100.0%	99.1%	97.4%	93.4%
2. Archstone First & M Phase I	Washington, D.C.	469	200.0	Q3 2010	Q2 2012	Q4 2012	Q2 2013	2,855	100.0%	76.3%	69.5%	64.2%
Subtotal / Weighted Average		584	$ 226.6					$ 2,665

Asset Cost Basis (millions) (4):

Asset Cost Basis, Under Construction and Completed			$ 2,604.1
Less: Remaining to Invest, Under Construction and Completed			(1,153.4)
Total Asset Cost Basis, Under Construction and Completed			$ 1,450.7

(1)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

Developments containing at least 10,000 square feet of retail space include AVA Ballard (12,000 sf), Avalon West Chelsea (21,000 sf), AVA University District (12,000 sf), and AVA Littile Tokyo (19,000 sf).

(3)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter.

(4)	Q1 2013 NOI for communities presented on this attachment was $3.5 million.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the first quarter of 2013.

Attachment 9

AvalonBay Communities, Inc.

Redevelopment Communities as of March 31, 2013

Community Information			Total	Schedule				Avg
		Number	Capital					Post-Renovated	Homes
		of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
Community Name	Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 3/31/2013

Under Redevelopment (3):

1. Avalon Bronxville	Bronxville, NY	110	$8.3	Q3 1999	Q3 2012	Q3 2013	Q4 2013	$4,080	110
2. AVA Burbank	Burbank, CA	748	19.3	Q3 1997	Q4 2012	Q4 2014	Q1 2015	1,585	63
3. Avalon Campbell	Campbell, CA	348	12.4	Q4 1995	Q4 2012	Q2 2014	Q3 2014	2,210	75
4. Avalon at Fairway Hills (4)	Columbia, MD	720	5.8	Q3 1996	Q4 2012	Q4 2013	N/A	…	…
5. Eaves Stamford	Stamford, CT	238	9.5	Q3 1995	Q1 2013	Q1 2014	Q3 2014	2,060	…

Subtotal/ Weighted Average		2,164	$55.3					$2,005	248

Completed this Quarter:

1. Eaves San Jose	San Jose, CA	440	$14.4	Q3 1996	Q4 2011	Q1 2013	Q3 2013	$1,860	440
2. Eaves Fairfax City	Fairfax, VA	141	4.4	Q2 1997	Q2 2012	Q1 2013	Q3 2013	1,785	141

Subtotal/ Weighted Average		581	$18.8					$1,840	581

Total / Weighted Average		2,745	$74.1					$1,955	829

(1)	Exclusive of costs incurred prior to redevelopment.

(2)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

The Company commenced the redevelopment of AVA Back Bay in Boston, MA during the first quarter of 2013 for an estimated Total Capital Cost of $16.1 million. The redevelopment of this community is primarily focused on the exterior and/or common area and is not expected to have an impact on community operations. This community is therefore included in the Established Community portfolio and not classified as a Redevelopment Community.

(4)

The redevelopment of this community is primarily focused on the exterior and/or common area. While apartment homes are not being turned, there is expected to be an impact on community operations and therefore this community is excluded from the Established Community portfolio and classified as a Redevelopment Community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2013.

Attachment 10

AvalonBay Communities, Inc.

Summary of Development and Redevelopment Community Activity (1) as of March 31, 2013

(Dollars in thousands)

DEVELOPMENT

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (2)	Occupied (3)	Invest (4)	Period End (5)

Total - 2011 Actual	1,086	$525,391	$298,259	$804,231	$578,809

Total - 2012 Actual	1,917	$709,037	$495,329	$983,079	$788,200

2013 Projected:
Quarter 1 (Actual)	399	$359,385	$94,569	$1,153,420	$990,402
Quarter 2 (Projected)	772	228,036	163,780	925,383	1,088,076
Quarter 3 (Projected)	777	245,453	156,653	679,930	1,109,610
Quarter 4 (Projected)	811	233,887	188,987	446,043	1,105,635

Total - 2013 Projected	2,759	$1,066,761	$603,989

REDEVELOPMENT

	Total Capital		Reconstruction in
	Cost Invested	Remaining to	Progress at
	During Period (2)	Invest (4)	Period End

Total - 2011 Actual	$62,986	$87,646	$18,790

Total - 2012 Actual	$79,328	$43,090	$14,683

2013 Projected:
Quarter 1 (Actual)	$13,030	$44,851	$13,496
Quarter 2 (Projected)	13,220	31,631	15,437
Quarter 3 (Projected)	14,161	17,470	10,383
Quarter 4 (Projected)	8,823	8,647	10,303

Total - 2013 Projected	$49,234

(1)	Data is presented for all communities currently under development or redevelopment.

(2)

Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

Represents projected Total Capital Cost of apartment homes completed and occupied, or projected to be occupied during the quarter or year. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied, or projected to be occupied during the quarter or year.

(4)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(5)	2013 Quarter 1 (Actual) reflects construction in progress for communities under development and includes $36.2 million related to communities not currently under development or redevelopment.

This chart contains forward-looking statements.   Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2013.

Attachment 11

AvalonBay Communities, Inc.

Future Development as of March 31, 2013

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2011	32	9,012	$2,581

2012 Additions	14	3,872	$1,084
2012 Construction Starts	(12)	(3,291)	(891)
2012 Adjustments to existing Dev Rights		9	47

Development Rights as of 12/31/2012	34	9,602	$2,821

Q1 2013 Additions	4	1,076	$312
Q1 2013 Acquired Archstone Dev Rights	6	2,064	724
Q1 2013 Construction Starts	(2)	(701)	(259)
Q1 2013 Adjustments to existing Dev Rights		(1)	(14)

Development Rights as of 3/31/2013	42	12,040	$3,584

Current Development Rights by Market as of March 31, 2013

Boston, MA	8	2,160	$664
Fairfield-New Haven, CT	2	290	66
New York City	1	826	443
New York Suburban	3	734	219
New Jersey	10	2,593	562
Washington, DC Metro	6	2,098	555
Seattle, WA	3	749	175
Oakland-East Bay, CA	1	252	78
San Francisco, CA	2	520	255
Orange County, CA	2	814	246
Los Angeles, CA	3	783	266
San Diego, CA	1	221	55

Total	42	12,040	$3,584

(1)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

The Company currently owns land, including pursuit costs, in the amount of $359 million, for the future development of 15 of the 42 Development Rights. Construction is expected to commence in 2013 on 8 of the 15 Development Rights for which land is owned, in which the Company has invested $221 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2013.

Attachment 12

AvalonBay Communities, Inc.

Summary of Disposition Activity (1)

as of March 31, 2013

(Dollars in thousands)

				Accumulated		Weighted Average
Number of	Weighted Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Hold Period (Years)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Mkt. Cap Rate (2) (3)	Unleveraged IRR (2) (3)

1998 - 2002:
41 Communities	4.5	$969,339	$224,887	$85,935	$138,952	7.9%	14.6%

2003 - 2007:
33 Communities, 1 Office Building	7.6	$1,649,678	$787,521	$126,149	$661,372	4.9%	16.4%
9 Land Parcels (4)

2008:
10 Communities	12.0	$564,950	$284,901	$55,786	$229,115	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (5)	10.9	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (5)	14.0	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (6)	13.4	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
4 Communities, 1 Land Parcel (7) (8)	13.9	$280,550	$146,591	$67,178	$79,413	5.3%	10.6%

2013:
3 Communities (9)	15.2	$332,400	$84,491	$21,850	$62,641	5.2%	14.5%

1998 - 2013 Total
102 Communities, 2 Office Buildings,	8.8	$4,481,668	$1,958,314	$581,800	$1,376,514	5.8%	14.6%
15 Land Parcels

(1)       Activity excludes dispositions by Fund I and Fund II and dispositions to joint venture entities in which the Company retains an economic interest.

(2)       See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)       For purposes of this attachment, the disposition of land and office buildings and any real estate held in a joint venture for any or all of the Company’s investment period, are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)       GAAP gains for sales during this period include our proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(5)       2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(6)       2011 results exclude the Company’s proportionate GAAP gain of $7,675 associated with an asset exchange.  2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded  in prior periods, on two of the land parcels sold.

(7)         2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold.

(8)       2012 GAAP and Economic Gains include the recognition of $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(9)     2013 results include the sale of two Archstone communities for Gross sales price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to a holding period of less than one month.

Attachment 13

AvalonBay Communities, Inc

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	2013	2012

Net income attributable to common stockholders	$75,427	$57,758
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	111,944	65,292
Distributions to noncontrolling interests, including discontinued operations	8	7
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(9,352)	(1,086)
Gain on sale of previously depreciated real estate assets	(84,491)	--

FFO attributable to common stockholders	$93,536	$121,971

Average shares outstanding - diluted	120,111,128	95,653,779

Earnings per share - diluted	$0.63	$0.60

FFO per common share - diluted	$0.78	$1.28

The Company’s results for the three months ended March 31, 2013 and the comparable prior year period include the non-routine items outlined in the following table:

Attachment 13

Non-Routine Items

Decrease (Increase) in Net Income and FFO

(dollars in thousands)

	Q1	Q1
	2013	2012

Acquisition costs (1)	$ 39,814	$ 92
Joint venture related losses and costs (2)	30,006	203
Interest rate protection agreement unrealized gain	(1,414)	-
Net interest expense - unsecured debt (3)	835	-
Compensation plan redesign and severance related costs	1,475	307
Prepayment penalties and write off of deferred
financing costs	-	1,179

Total Non-routine items	$ 70,716	$ 1,781

Weighted average dilutive shares outstanding	120,111,128	95,653,779
Incremental shares for Archstone Acquisition prefunding (4)	11,116,667	-

(1)  Amount for 2013 relates to the Archstone Acquisition and consists primarily of debt assumption costs, title charges, legal, consulting and other fees.

(2) Includes both Archstone Acquisition related costs and yield maintenance costs for Fund I and Fund II dispositions.

(3) Represents the net interest cost incurred in 2013 through the closing of the Archstone Acquisition related to the unsecured debt issued in December 2012 in connection with the Archstone Acquisition less amounts earned on invested cash from the December 2012 unsecured debt and common share issuances.

(4) Represents the impact on the weighted average shares outstanding through the closing of the Archstone Acquisition from the Company's issuance of common stock in December 2012 in anticipation of the Archstone Acquisition.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter and full year 2013 to the range provided for projected EPS (diluted) are as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q2 2013	$ 0.04	$ 0.08
Projected depreciation (real estate related)	1.55	1.59
Projected gain on sale of operating communities	(0.10)	(0.14)

Projected FFO per share (diluted) - Q2 2013	$ 1.49	$ 1.53

Projected EPS (diluted) - Full Year 2013	$ 1.37	$ 1.67
Projected depreciation (real estate related)	4.62	4.92
Projected gain on sale of operating communities	(1.01)	(1.31)

Projected FFO per share (diluted) - Full Year 2013	$ 4.98	$ 5.28

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses,

Attachment 13

expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets. A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2013	2012	2012

Net income	$ 75,469	$ 57,609	$ 122,384
Indirect operating expenses, net of corporate income	9,041	8,036	7,862
Investments and investment management expense	1,015	1,446	1,545
Expensed acquisition, development and other pursuit costs	40,059	239	9,601
Interest expense, net	38,174	33,626	36,117
Loss on extinguishment of debt, net	--	1,179	--
General and administrative expense	10,039	9,710	7,703
Joint venture loss (income)	18,564	(2,175)	(11,113)
Depreciation expense	109,829	61,571	65,567
Casualty and impairment loss	--	--	1,449
Gain on sale of real estate assets	(84,491)	--	(51,262)
(Income) loss from discontinued operations	(2,446)	(3,935)	(2,885)
	$ 215,253	$ 167,306	$ 186,968
NOI from continuing operations

New England	$ 28,577	$ 28,087	$ 29,637
Metro NY/NJ	42,439	40,233	42,150
Mid-Atlantic	18,188	17,902	18,218
Pacific NW	7,850	7,106	7,782
No. California	27,504	24,637	26,716
So. California	18,463	17,435	18,192
Total Established	143,021	135,400	142,695
Other Stabilized (excluding Archstone)	31,823	20,053	30,260
Other Stabilized - Archstone	24,420	--	--
Development/Redevelopment	15,989	11,853	14,013

NOI from continuing operations	$ 215,253	$ 167,306	$ 186,968

Attachment 13

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2012 through March 31, 2013 or classified as held for sale at March 31, 2013).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q1	Q1
	2013	2012

Income from discontinued operations	$ 2,446	$ 3,935
Interest expense, net	--	80
Depreciation expense	--	1,741

NOI from discontinued operations	$ 2,446	$ 5,756

NOI from assets sold	2,446	5,756

NOI from discontinued operations	$ 2,446	$ 5,756

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 13

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1
	2013	2012

Rental revenue (GAAP basis)	$ 205,744	$ 196,101
Concessions amortized	52	385
Concessions granted	(37)	(163)

Rental revenue (with concessions on a cash basis)	$ 205,759	$ 196,323

% change -- GAAP revenue		4.9%

% change -- cash revenue		4.8%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended March 31, 2013 as well as prior years’ activities is presented on Attachment 12.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.  The calculation of Interest Coverage for 2013 is impacted by the reduction in net income caused by the Archstone Acquisition costs.

A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2013 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 75,427
Interest expense, net	38,174
Depreciation expense	109,829

EBITDA	$ 223,430

EBITDA from continuing operations	$ 136,493
EBITDA from discontinued operations	86,937

EBITDA	$ 223,430

EBITDA from continuing operations	$ 136,493

Interest expense, net	$ 38,174

Interest coverage	3.6

Attachment 13

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2013 is shown in the table below (dollars in thousands). The calculation of Unencumbered NOI for the three months ended March 31, 2013 includes the impact for one month and one day of NOI (encumbered and unencumbered) for communities acquired in the Archstone Acquisition.

Attachment 13

NOI for Established Communities	$ 143,021
NOI for Other Stabilized Communities (excluding Archstone)	31,823
NOI for Other Stabilized - Archstone	24,420
NOI for Development/Redevelopment Communities	15,989
NOI for discontinued operations	2,446
Total NOI generated by real estate assets	217,699
NOI on encumbered assets	65,127
NOI on unencumbered assets	152,572

Unencumbered NOI	70%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year.  Therefore, for 2013, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2012 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities do not include communities acquired as part of the Archstone Acquisition.

Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2012, but have stabilized occupancy as of January 1, 2013 or upon acquisition if subsequent to January 1, 2013. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are planned for disposition within the current year. Beginning in the quarter ended March 31, 2013, Other Stabilized Communities includes the stabilized operating communities acquired as part of the Archstone Acquisition.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-development basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development.

Attachment 13

Restabilized Operations for Redevelopment Communities completed with unoccupied turns is defined as the earlier of (i) the attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of redevelopment. Restabilized Operations for Redevelopment Communities completed with occupied turns is defined as the re-leasing of 95% of the renovated homes.

Average Rent per Home as calculated for Development Communities, reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Average Post-Renovated Rent per Home for Redevelopment Communities reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue once all homes have been renovated and subsequently re-leased.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.